SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2008

SOLAR ENERTECH CORP.
(Exact name of Company as specified in Charter)

Nevada	000-51717	98-0434357
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1600 Adams Drive
Menlo Park, California 94025
(Address of Principal Executive Offices)

(650) 688-5800
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01 Other Events.

On May 9, 2008, the Compensation Committee of the Board of Directors of the Company authorized the repricing of all outstanding options issued to current employees, directors, officers and consultants under the Company’s 2007 Equity Incentive Plan ("Plan") to $0.62, determined in accordance with the Plan as the closing price for shares of Common Stock on the Over-the-Counter Bulletin Board on the date of the repricing.

The Committee considered the fact that options granted in the past pursuant to the Company’s 2007 Equity Incentive Plan have exercise prices well-above the recent trading prices of the Common Stock and in light of the fierce competition for highly qualified employees in the solar industry, in order to retain quality employees, the Compensation Committee determined that a repricing of underwater stock options was in the best interest of the Company.

This repricing of the exercise price described above (the "Repricing") will apply to all options issued pursuant to the Plan. In total, the Repricing will apply to an aggregate of 7,720,000 shares of Common Stock underlying outstanding options. A copy of the form of notice sent to holders of outstanding options regarding the Repricing is attached hereto as Exhibit 4.1, and are incorporated herein by reference.

The Repricing was effected pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors adopted on May 9, 2008.

Item 9.01  Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of notice to option holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2008

SOLAR ENERTECH CORP.

By:	/s/ Anthea Chung
Anthea Chung, Chief Financial Officer